Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Randy Bane (financial community)
	(408) 563-9582	(408) 986-7916

Applied Materials Appoints Dennis D. Powell to Board of Directors

SANTA CLARA, Calif., September 12, 2007 — Applied Materials, Inc. today announced the appointment of Dennis D. Powell to serve on its Board of Directors, effective immediately.

“We are very pleased to have an executive with Dennis’ reputation for integrity and strong financial governance join our Board,” said James C. Morgan, chairman of Applied Materials. “His financial expertise and experience in mergers and acquisitions as well as leading a world-class finance organization makes Dennis a valuable addition to our Board.”

Mr. Powell is currently Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. Since joining Cisco in 1997, Mr. Powell has served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and serves as Chairman of Intuit’s Audit Committee. Mr. Powell holds a B.S. in business administration with a concentration in accounting from Oregon State University.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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